Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS THIRD QUARTER 2021

Ocala, FL…September 8, 2021 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its third quarter ended July 31, 2021. Sales for the third quarter of 2021 increased 34% to $11,778,120 as compared to $8,800,410 recorded in the third quarter of 2020. Income from operations for the third quarter of 2021 was $1,192,288 versus $1,331,060 in the same period a year ago. Net income after taxes was $1,050,746 as compared to $1,160,138 for the same period last year. Diluted earnings per share for the third quarter of 2021 were $0.29 per share compared to $0.32 per share last year.

For the first nine months of fiscal 2021, sales increased 25% to $35,592,531 as compared to $28,446,764 for the first nine months of 2020. Income from operations was $4,478,526 versus $4,879,632 last year. Net income after taxes was $3,841,449 compared to $4,110,283 last year. Diluted earnings per share were $1.06 per share compared to $1.13 per share last year.

Nobility’s financial position during the third quarter 2021 remains very strong with cash and cash equivalents, certificates of deposit and short term investments of $36,373,258 and no outstanding debt. Working capital is $34,059,497 and our ratio of current assets to current liabilities is 3.3:1. Stockholders’ equity is $47,740,536 and the book value per share of common stock increased to $13.52.

Terry Trexler, President, stated, “The Company’s third quarter sales were strong and continue to reflect a robust housing market. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2020 through July 2021 were up approximately 11% from the same period last year. The lack of lenders in our industry, still adversely affects our results by limiting many affordable manufactured housing buyers from purchasing homes.

During third quarter of 2021 our production of homes was impacted due to the challenges in hiring additional factory workers and the unpredictable absenteeism of the COVID-19 quarantine. These factors have continued in the fourth quarter of 2021. Also, production has incurred shortages in certain building products delaying the completion of the homes and has continued to experience inflation in most building products resulting in significant increases to our material costs and a corresponding decrease in gross profits. We have continued to focus on increasing production of homes due to the above challenges.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2021 the Company celebrated its 54th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 30 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to potential supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	July 31,	October 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,720,078	$30,305,902
Certificates of deposit	2,090,910	4,602,307
Short-term investments	562,270	358,960
Accounts receivable - trade	1,134,675	790,046
Note receivable	41,636	35,997
Mortgage notes receivable	22,217	20,162
Income taxes receivable	81,262	105,676
Inventories	9,428,923	9,294,677
Pre-owned homes, net	678,303	441,937
Prepaid expenses and other current assets	1,370,339	1,014,849

Total current assets	49,130,613	46,970,513
Property, plant and equipment, net	6,916,778	5,142,714
Pre-owned homes, net	716,582	1,077,240
Note receivable, less current portion	44,595	6,573
Mortgage notes receivable, less current portion	223,762	227,509
Mobile home park note receivable	72,731	—
Other investments	1,775,323	1,729,364
Deferred income taxes	—	3,598
Operating lease right of use assets	684,142	715,368
Cash surrender value of life insurance	3,929,552	3,795,902
Other assets	156,287	156,287

Total assets	$63,650,365	$59,825,068

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$818,230	$928,095
Accrued compensation	441,760	670,520
Accrued expenses and other current liabilities	1,427,862	1,383,833
Income taxes payable	—	—
Operating lease obligation	33,039	24,192
Customer deposits	12,350,225	5,098,633

Total current liabilities	15,071,116	8,105,273
Deferred income taxes	86,413	—
Operating lease obligation, less current portion	752,300	778,519

Total liabilities	15,909,829	8,883,792

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,532,100 and 3,631,196 outstanding, respectively	536,491	536,491
Additional paid in capital	10,749,843	10,694,554
Retained earnings	58,185,400	57,976,051
Less treasury stock at cost, 1,832,807 shares in 2021 and 1,733,711 shares in 2020	(21,731,198)	(18,265,820)

Total stockholders’ equity	47,740,536	50,941,276

Total liabilities and stockholders’ equity	$63,650,365	$59,825,068

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2021	2020	2021	2020
Net sales	$11,778,120	$8,800,410	$35,592,531	$28,446,764

Cost of sales	(9,265,376)	(6,361,500)	(26,969,655)	(19,980,510)

Gross profit	2,512,744	2,438,910	8,622,876	8,466,254

Selling, general and administrative expenses	(1,320,456)	(1,107,850)	(4,144,350)	(3,586,622)

Operating income	1,192,288	1,331,060	4,478,526	4,879,632

Other income (loss):
Interest income	62,491	53,209	145,621	239,365
Undistributed earnings in joint venture - Majestic 21	20,202	20,855	45,959	61,125
Proceeds received under escrow arrangement	75,156	64,053	121,024	336,447
Increase (decrease) in fair value of equity investment	(449)	21,475	203,310	(159,051)
Gain on sale of assets	—	32,041	—	32,041
Miscellaneous	48,169	12,910	73,434	32,504

Total other income	205,569	204,543	589,348	542,431

Income before provision for income taxes	1,397,857	1,535,603	5,067,874	5,422,063

Income tax expense	(347,111)	(375,465)	(1,226,425)	(1,311,780)

Net income	1,050,746	1,160,138	3,841,449	4,110,283

Weighted average number of shares outstanding:
Basic	3,599,133	3,631,089	3,621,084	3,641,048
Diluted	3,613,187	3,632,420	3,630,216	3,642,397

Net income per share:
Basic	$0.29	$0.32	$1.06	$1.13
Diluted	$0.29	$0.32	$1.06	$1.13